Entravision Communications

Exhibit 99.1

ENTRAVISION COMMUNICATIONS CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR 2019 RESULTS

- Announces Quarterly Cash Dividend of $0.05 Per Share –

SANTA MONICA, CALIFORNIA, March 5, 2020 – Entravision Communications Corporation (NYSE: EVC) today reported financial results for the three- and twelve-month periods ended December 31, 2019.

Historical results, which are attached, are in thousands of U.S. dollars (except share and per share data). This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each of these non-GAAP financial measures, and a table reconciling each of these non-GAAP financial measures to its most directly comparable GAAP financial measure is included beginning on page 11. Unaudited financial highlights are as follows:

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2019	2018	% Change	2019	2018	% Change
Net revenue	$70,838	$82,073	(14)%	$273,575	$297,815	(8)%
Cost of revenue - digital media (1)	10,314	9,847	5%	36,757	45,096	(18)%
Operating expenses (2)	44,169	44,568	(1)%	173,377	176,777	(2)%
Corporate expenses (3)	7,887	7,711	2%	28,067	26,865	4%
Foreign currency (gain) loss	(223)	1,085	*	754	1,616	(53)%

Consolidated adjusted EBITDA (4)	11,056	20,936	(47)%	41,209	54,038	(24)%

Free cash flow (5)	$4,813	$12,237	(61)%	$8,292	$25,001	(67)%

Net income (loss)	$7,360	$6,913	6%	$(19,712)	$12,161	*

Net income (loss) per share, basic	$0.09	$0.08	13%	$(0.23)	$0.14	*
Net income (loss) per share, diluted	$0.09	$0.08	13%	$(0.23)	$0.13	*

Weighted average common shares outstanding, basic	84,226,135	88,357,076		85,107,301	89,115,997
Weighted average common shares outstanding, diluted	85,449,374	89,598,683		86,224,517	90,328,583

(1)

Cost of revenue – digital media consists primarily of the costs of online media acquired from third-party publishers. Media cost is classified as cost of revenue in the period in which the corresponding revenue is recognized.

(2)

For purposes of presentation in this table, the operating expenses line item includes direct operating and selling, general and administrative expenses. Included in operating expenses are $0.4 million and $0.3 million of non-cash stock-based compensation for the three-month periods ended December 31, 2019 and 2018, respectively, and $0.7 million of non-cash stock-based compensation for each of the twelve-month periods ended December 31, 2019 and 2018. Also for purposes of presentation in this table, the operating expenses line item does not include corporate expenses, foreign currency (gain) loss, depreciation and amortization, impairment charge, gain (loss) on sale of assets, gain (loss) on debt extinguishment, other income (loss) and change in fair value of contingent consideration.

(3)

Corporate expenses include $1.5 million and $1.8 million of non-cash stock-based compensation for the three-month periods ended December 31, 2019 and 2018, respectively, and $3.6 million and $5.1 million of non-cash stock-based compensation for the twelve-month periods ended December 31, 2019 and 2018, respectively.

(4)

Consolidated adjusted EBITDA means net income (loss) plus gain (loss) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation included in operating and corporate expenses, net interest expense, other income (loss), gain (loss) on debt extinguishment, income tax (expense) benefit, equity in net income (loss) of nonconsolidated affiliate, non-cash losses, syndication programming amortization less syndication programming payments, revenue from the Federal Communications Commission, or FCC, spectrum incentive auction less related expenses, expenses associated

Entravision Communications

with investments, acquisitions and dispositions and certain pro-forma cost savings. We use the term consolidated adjusted EBITDA because that measure is defined in the agreement governing our current credit facility (“the 2017 Credit Facility”) and does not include gain (loss) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation, net interest expense, other income (loss), gain (loss) on debt extinguishment, income tax (expense) benefit, equity in net income (loss) of nonconsolidated affiliate, non-cash losses, syndication programming amortization less syndication programming payments, revenue from FCC spectrum incentive auction less related expenses, expenses associated with investments, acquisitions and dispositions and certain pro-forma cost savings.

(5)

Free cash flow is defined as consolidated adjusted EBITDA less cash paid for income taxes, net interest expense, capital expenditures and non-recurring cash expenses plus dividend income, FCC reimbursement for broadcast television repack and revenue from FCC auction for broadcast spectrum less related cash expenses. Net interest expense is defined as interest expense, less non-cash interest expense relating to amortization of debt finance costs, and less interest income.

Commenting on the Company’s earnings results, Walter F. Ulloa, Chairman and Chief Executive Officer, said, “Our fourth quarter results were impacted by declines in our television and radio segments compared to the prior year. However, we did achieve growth in our digital segment compared to the fourth quarter of 2018. We continue to maintain a solid balance sheet and return capital to our shareholders through our share repurchase program and dividend. Looking ahead, we remain well positioned to build on our success in further attracting Latino and other audiences worldwide, as we execute our multiplatform strategy to the benefit of our shareholders.”

Quarterly Cash Dividend

The Company announced today that its Board of Directors has approved a quarterly cash dividend to shareholders of $0.05 per share of the Company's Class A, Class B and Class U common stock, in an aggregate amount of approximately $4.2 million. The quarterly dividend will be payable on March 31, 2020 to shareholders of record as of the close of business on March 16, 2020, and the common stock will trade ex-dividend on March 13, 2020. As previously announced, the Company currently anticipates that future cash dividends will be paid on a quarterly basis; however, any decision to pay future cash dividends will be subject to approval by the Board.

Entravision Communications

Financial Results

Three-Month Period Ended December 31, 2019 Compared to Three-Month Period Ended December 31, 2018

(Unaudited)

	Three Months Ended
	December 31,
	2019	2018	% Change
Net revenue	70,838	82,073	(14)%
Cost of revenue - digital media (1)	10,314	9,847	5%
Operating expenses (1)	44,169	44,568	(1)%
Corporate expenses (1)	7,887	7,711	2%
Depreciation and amortization	4,236	4,221	0%
Change in fair value of contingent consideration	(4,102)	(2,275)	80%
Impairment charge	654	-	*
Foreign currency (gain) loss	(223)	1,085	*
Other operating (gain) loss	(829)	(565)	47%

Operating income (loss)	8,732	17,481	(50)%
Interest expense, net	(2,350)	(3,261)	(28)%
Dividend income	171	473	(64)%
Gain (loss) on debt extinguishment	(255)	(550)	(54)%
Impairment loss on investment	-	(1,320)	(100)%

Income before income taxes	6,298	12,823	(51)%
Income tax (expense) benefit	1,107	(4,713)	*

Net income (loss) before equity in net income (loss) of nonconsolidated affiliates	7,405	8,110	(9)%
Equity in net income (loss) of nonconsolidated affiliates	(45)	(1,197)	(96)%
Net income (loss)	$7,360	$6,913	6%

(1)	Cost of revenue, operating expenses and corporate expenses are defined on page 1.

Net revenue decreased to $70.8 million for the three-month period ended December 31, 2019 from $82.1 million for the three-month period ended December 31, 2018, a decrease of $11.3 million. Of the overall decrease, approximately $8.8 million was attributable to our television segment and was primarily due to a decrease in political advertising revenue, which was not material in 2019, and decreases in national and local advertising revenue, as a result primarily of ratings declines, competitive factors with other Spanish-language broadcasters, and changing demographic preferences of audiences. Additionally, as we have previously noted, there is a trend for advertising to move increasingly from traditional media, such as television, to new media, such as digital media, and we expect this trend to continue. In addition, approximately $2.9 million of the overall decrease was attributable to our radio segment and was primarily due to a decrease in political advertising revenue, which was not material in 2019, and decreases in national and local advertising revenue, as a result primarily of ratings declines, competitive factors with other Spanish-language broadcasters, and changing demographic preferences of audiences. Additionally, as we have previously noted, there is a trend for advertising to move increasingly from traditional media, such as radio, to new media, such as digital media, and we expect this trend to continue. This overall decrease was partially offset by an increase of approximately $0.3 million that was attributable to our digital segment.

Cost of revenue in our digital media segment increased to $10.3 million for the three-month period ended December 31, 2019 from $9.8 million for the three-month period ended December 31, 2018, an increase of $0.5 million. The increase was primarily due to the increase in costs associated with the increase in revenue.

Operating expenses decreased to $44.2 million for the three-month period ended December 31, 2019 from $44.6 million for the three-month period ended December 31, 2018, a decrease of $0.4 million. The decrease was primarily due to the decrease in expenses associated with the decrease in revenue and a decrease in salary expense, partially offset by an increase in severance expense in our radio segment.

Entravision Communications

Corporate expenses increased to $7.9 million for the three-month period December 31, 2019 from $7.7 million for the three-month period ended December 31, 2018, an increase of $0.2 million, primarily due to an increase in legal expense, partially offset by a decrease in non-cash stock-based compensation expense.

Our historical revenues have primarily been denominated in U.S. dollars, and the majority of our current revenues continue to be, and is expected to remain, denominated in U.S. dollars. However, our operating expenses are generally denominated in the currencies of the countries in which our operations are located, and we have operations in countries other than the U.S., primarily related to the Headway business. As a result, we have operating expense, attributable to foreign currency loss, that is primarily related to the operations related to the Headway business. We had a foreign currency gain of $0.2 million for the three-month period December 31, 2019, compared to foreign currency loss of $1.1 million for the three-month period December 31, 2018. Foreign currency gains and losses are primarily due to currency fluctuations that affected our digital segment operations located outside the U.S., primarily related to the Headway business.

Impairment charge related to indefinite life intangible assets in our television and radio reporting units was $0.7 million for the three-month period ended December 31, 2019.

We recognized an impairment loss on investment of $1.3 million for the three-month period ended December 31, 2018, related to a decrease in value of a cost method investment.

Twelve-month Period Ended December 31, 2019 Compared to Twelve-month Period Ended December 31, 2018

(Unaudited)

	Twelve Months Ended
	December 31,
	2019	2018	% Change
Net revenue	273,575	297,815	(8)%
Cost of revenue - digital media (1)	36,757	45,096	(18)%
Operating expenses (1)	173,377	176,777	(2)%
Corporate expenses (1)	28,067	26,865	4%
Depreciation and amortization	16,648	16,273	2%
Change in fair value of contingent consideration	(6,478)	(1,202)	439%
Impairment charge	32,097	-	*
Foreign currency (gain) loss	754	1,616	(53)%
Other operating (gain) loss	(5,994)	(1,187)	405%

Operating income (loss)	(1,653)	33,577	(105)%
Interest expense, net	(10,330)	(11,770)	(12)%
Dividend income	918	1,475	(38)%
Gain (loss) on debt extinguishment	(255)	(550)	(54)%
Impairment loss on investment	-	(1,320)	(100)%

Income before income taxes	(11,320)	21,412	*
Income tax (expense) benefit	(8,158)	(7,877)	4%

Net income (loss) before equity in net income (loss) of nonconsolidated affiliates	(19,478)	13,535	*
Equity in net income (loss) of nonconsolidated affiliates	(234)	(1,374)	(83)%

Net income (loss)	$(19,712)	$12,161	*

(1)	Cost of revenue, operating expenses and corporate expenses are defined on page 1.

Entravision Communications

Net revenue decreased to $273.6 million for the year ended December 31, 2019 from $297.8 million for the year ended December 31, 2018, a decrease of approximately $24.2 million. Of the overall decrease, approximately $12.1 million was attributable to our digital segment and was primarily due to declines in both international and domestic revenue.  This decline in digital revenue is being driven by a trend whereby revenue is shifting more to programmatic revenue. In addition, approximately $8.9 million of the overall decrease was attributable to our radio segment and was primarily due to decreases in local and national advertising revenue, as a result primarily of ratings declines, competitive factors with other Spanish-language broadcasters, changing demographic preferences of audiences, the absence of revenue from FIFA World Cup in 2019 compared to 2018, and a decrease in political advertising revenue, which was not material in 2019. Additionally, as we have previously noted, there is a trend for advertising to move increasingly from traditional media, such as radio, to new media, such as digital media, and we expect this trend to continue. Additionally, approximately $3.2 million of the overall decrease was attributable to our television segment and was primarily due to a decrease in political advertising revenue, which was not material in 2019, and decreases in national and local advertising revenue, as a result primarily of ratings declines, competitive factors with other Spanish-language broadcasters, and changing demographic preferences of audiences. Additionally, as we have previously noted, there is a trend for advertising to move increasingly from traditional media, such as television, to new media, such as digital media, and we expect this trend to continue. The overall decrease in our television segment was partially offset by increases in revenue from retransmission consent and spectrum usage rights.

Cost of revenue in our digital media segment decreased to $36.8 million for the year ended December 31, 2019 from $45.1 million for the year ended December 31, 2018, a decrease of $8.3 million, primarily due to a decrease in expenses associated with the decrease in revenue in our digital segment and a strategic shift in our digital business designed to focus on generating revenue with lower associated costs to produce higher margins.

Operating expenses decreased to $173.4 million for the twelve-month period ended December 31, 2019 from $176.8 million for the twelve-month period ended December 31, 2018, a decrease of $3.4 million. Of the overall decrease, approximately $2.7 million was attributable to our radio segment and was primarily due to a decrease in expenses associated with the decrease in advertising revenue, a decrease in bad debt expense and a decrease in salary expense, partially offset by an increase in severance expense. Additionally, $0.8 million of the overall decrease was attributable to our digital media segment and was primarily due to a decrease in expenses associated with the decrease in revenue. The overall decrease was partially offset by an increase of $0.1 attributable to our television segment and was primarily due to an increase in bad debt expense and an increase in advertising expense.

Corporate expenses increased to $28.1 million for the year ended December 31, 2019 from $26.9 million for the year ended December 31, 2018, an increase of $1.2 million. The increase was primarily due to an increase in audit fees that we incurred in 2019 in connection with the audit of our 2018 financial statements, partially offset by a decrease in non-cash stock-based compensation.

Our historical revenues have primarily been denominated in U.S. dollars, and the majority of our current revenues continue to be, and is expected to remain, denominated in U.S. dollars. However, our operating expenses are generally denominated in the currencies of the countries in which our operations are located, and we have operations in countries other than the U.S., primarily related to the Headway business. As a result, we have operating expense, attributable to foreign currency loss, that is primarily related to the operations related to the Headway business. Foreign currency loss decreased to $0.8 million for the year ended December 31, 2019 from $1.6 million for the year ended December 31, 2018, a decrease of $0.8 million, which was primarily due to currency fluctuations that affected our digital segment operations located outside the U.S., primarily related to the Headway business.

Impairment charge related to goodwill in our digital reporting unit was $27.7 million for the year ended December 31, 2019. Impairment charge related to indefinite life intangible assets in our television and radio reporting units was $4.2 million for the year ended December 31, 2019. These write-downs were made pursuant to Accounting Standards Codification (ASC) 350, Intangibles – Goodwill and Other, which requires that goodwill and certain intangible assets be tested for impairment at least annually, or more frequently if events or changes in circumstances indicate the assets might be impaired. We also recorded an impairment charge of $0.2 million to reflect the fair market value of our assets held for sale.

We recognized an impairment loss on investment of $1.3 million for the year ended December 31, 2018, related to a decrease in value of a cost method investment.

Entravision Communications

Segment Results

The following represents selected unaudited segment information:

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2019	2018	% Change	2019	2018	% Change
Net Revenue
Television	$36,909	$45,528	(19)%	$149,654	$152,911	(2)%
Radio	13,909	16,796	(17)%	55,013	63,922	(14)%
Digital	20,020	19,749	1%	68,908	80,982	(15)%
Total	$70,838	$82,073	(14)%	$273,575	$297,815	(8)%

Cost of Revenue (1)
Digital	10,314	9,847	5%	36,757	45,096	(18)%
Total	$10,314	$9,847	5%	$36,757	$45,096	(18)%

Operating Expenses (1)
Television	21,726	21,725	0%	84,416	84,298	0%
Radio	14,352	13,975	3%	56,700	59,368	(4)%
Digital	8,091	8,868	(9)%	32,261	33,111	(3)%
Total	$44,169	$44,568	(1)%	$173,377	$176,777	(2)%

Corporate Expenses (1)	$7,887	$7,711	2%	$28,067	$26,865	4%

Foreign currency (gain) loss	$(223)	$1,085	*	$754	$1,616	(53)%

Consolidated adjusted EBITDA (1)	$11,056	$20,936	(47)%	$41,209	$54,038	(24)%

(1)	Cost of revenue, operating expenses, corporate expenses, and consolidated adjusted EBITDA are defined on page 1.

Entravision Communications Corporation will hold a conference call to discuss its 2019 fourth quarter results on March 5, 2020 at 5:00 p.m. Eastern Time. To access the conference call, please dial 412-317-5440 ten minutes prior to the start time. The call will be webcast live and archived for replay on the investor relations portion of the Company’s web site located at www.entravision.com.

Entravision is a diversified global media, marketing and technology company that reaches and engages Latino consumers in the U.S. and other markets primarily including Mexico, Latin America and Spain. Entravision’s portfolio includes digital media properties and advertising technology platforms that deliver performance-based solutions and data insights, along with 56 television stations and 49 radio stations. Entravision’s digital and technology businesses include Smadex, a leading technology platform providing mobile, programmatic, data and performance digital marketing solutions. Entravision is the largest affiliate group of both the Univision and UniMás television networks, and its Spanish-language radio stations feature its nationally recognized talent. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC. Learn more at: www.entravision.com.

Entravision Communications

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact:

Christopher T. Young	Mike Smargiassi/Brad Edwards
Chief Financial Officer	The Plunkett Group
Entravision Communications Corporation	212-739-6724
310-447-3870

# # #

(Financial Table Follows)

Entravision Communications

Entravision Communications Corporation

Consolidated Balance Sheets

(In thousands; unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$33,123	$46,733
Marketable securities	91,662	132,424
Restricted Cash	734	732
Trade receivables, net of allowance for doubtful accounts	71,406	79,308
Assets held for sale	950	1,179
Prepaid expenses and other current assets	11,557	10,672
Total current assets	209,432	271,048
Property and equipment, net	79,642	64,939
Intangible assets subject to amortization, net	16,772	22,598
Intangible assets not subject to amortization	252,544	254,598
Goodwill	46,511	74,292
Operating leases right of use asset	43,837	-
Other assets	7,462	2,934
Total assets	$656,200	$690,409

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$3,000	$3,000
Accounts payable and accrued expenses	53,931	51,034
Operating lease liabilities	9,056	-
Total current liabilities	65,987	54,034
Long-term debt, less current maturities, net of unamortized debt issuance costs	213,024	240,541
Long-term operating lease liabilities	41,387	-
Other long-term liabilities	3,371	16,418
Deferred income taxes	44,259	46,684
Total liabilities	368,028	357,677

Stockholders' equity
Class A common stock	6	6
Class B common stock	2	2
Class U common stock	1	1
Additional paid-in capital	836,170	862,299
Accumulated deficit	(547,876)	(528,164)
Accumulated other comprehensive income (loss)	(131)	(1,412)
Total stockholders' equity	288,172	332,732
Total liabilities and stockholders' equity	$656,200	$690,409

Entravision Communications

Entravision Communications Corporation

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three-Month Period		Twelve-Month Period
	Ended December 31,		Ended December 31,
	2019	2018	2019	2018
Net revenue	$70,838	$82,073	$273,575	$297,815
Expenses:
Cost of revenue - digital media	10,314	9,847	36,757	45,096
Direct operating expenses	30,020	31,398	119,412	125,242
Selling, general and administrative expenses	14,149	13,170	53,965	51,535
Corporate expenses	7,887	7,711	28,067	26,865
Depreciation and amortization	4,236	4,221	16,648	16,273
Change in fair value of contingent consideration	(4,102)	(2,275)	(6,478)	(1,202)
Impairment charge	654	-	32,097	-
Foreign currency (gain) loss	(223)	1,085	754	1,616
Other operating (gain) loss	(829)	(565)	(5,994)	(1,187)
	62,106	64,592	275,228	264,238
Operating income (loss)	8,732	17,481	(1,653)	33,577
Interest expense	(3,102)	(4,349)	(13,683)	(15,743)
Interest income	752	1,088	3,353	3,973
Dividend income	171	473	918	1,475
Gain (loss) on debt extinguishment	(255)	(550)	(255)	(550)
Impairment loss on investment	—	(1,320)	—	(1,320)
Income before income taxes	6,298	12,823	(11,320)	21,412
Income tax (expense) benefit	1,107	(4,713)	(8,158)	(7,877)

Income (loss) before equity in net income (loss) of nonconsolidated affiliate	7,405	8,110	(19,478)	13,535
Equity in net income (loss) of nonconsolidated affiliate	(45)	(1,197)	(234)	(1,374)
Net income (loss)	$7,360	$6,913	$(19,712)	$12,161

Basic and diluted earnings per share:
Net income (loss) per share, basic	$0.09	$0.08	$(0.23)	$0.14
Net income (loss) per share, diluted	$0.09	$0.08	$(0.23)	$0.13

Cash dividends declared per common share, basic	$0.05	$0.05	$0.20	$0.20
Cash dividends declared per common share, diluted	$0.05	$0.05	$0.20	$0.20

Weighted average common shares outstanding, basic	84,226,135	88,357,076	85,107,301	89,115,997
Weighted average common shares outstanding, diluted	85,449,374	89,598,683	86,224,517	90,328,583

Entravision Communications

Entravision Communications Corporation

Consolidated Statements of Cash Flows

(In thousands; unaudited)

	Three-Month Period		Twelve-Month Period
	Ended December 31,		Ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	$7,360	$6,913	$(19,712)	$12,161
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,236	4,221	16,648	16,273
Impairment charge	654	-	32,097	-
Impairment loss on investment	-	1,320	-	1,320
Deferred income taxes	(1,630)	2,670	5,311	4,612
Non-cash interest	166	296	881	1,124
Amortization of syndication contracts	131	125	505	651
Payments on syndication contracts	(124)	(127)	(543)	(643)
Equity in net (income) loss of nonconsolidated affiliate	45	1,197	234	1,374
Non-cash stock-based compensation	1,923	2,076	4,377	5,787
(Gain) loss on disposal of property and equipment	-	-	158	-
(Gain) loss on debt extinguishment	255	550	255	550
Changes in assets and liabilities:
(Increase) decrease in trade receivables, net	(2,093)	(2,683)	8,610	5,895
(Increase) decrease in prepaid expenses and other current assets	2,946	1,629	2,102	(5,581)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(5,816)	(6,888)	(19,384)	(9,727)
Net cash provided by operating activities	8,053	11,299	31,539	33,796
Cash flows from investing activities:
Proceeds from sale of property and equipment and intangibles	-	-	-	33
Purchases of property and equipment	(4,101)	(4,729)	(25,283)	(17,006)
Purchases of intangibles	(2,300)	-	(2,300)	(3,153)
Purchase of a businesses, net of cash acquired	-	-	-	(3,522)
Purchases of marketable securities	-	-	(1,400)	(159,403)
Proceeds from marketable securities	15,766	-	43,647	25,000
Purchases of investments	-	(525)	(300)	(1,495)
Deposits on acquisition	147	-	-	-
Net cash provided by (used in) investing activities	9,512	(5,254)	14,364	(159,546)
Cash flows from financing activities:
Proceeds from stock option exercises	-	172	-	249
Tax payments related to shares withheld for share-based compensation plans	(915)	(29)	(1,688)	(2,268)
Payments on long-term debt	(25,750)	(50,750)	(28,000)	(53,000)
Dividends paid	(4,195)	(4,379)	(16,962)	(17,782)
Repurchase of Class A common stock	(2,208)	(6,152)	(12,565)	(13,812)
Payment of contingent consideration	-	-	-	(2,015)
Payments of capitalized debt offering and issuance costs	-	-	(225)	-
Net cash used in financing activities	(33,068)	(61,138)	(59,440)	(88,628)
Effect of exchange rates on cash, cash equivalents and restricted cash	(79)	-	(71)	(11)
Net increase (decrease) in cash and cash equivalents	(15,582)	(55,093)	(13,608)	(214,389)
Cash and cash equivalents:
Beginning	49,439	102,558	47,465	261,854
Ending	$33,857	$47,465	$33,857	$47,465

Entravision Communications

Entravision Communications Corporation

Reconciliation of Consolidated Adjusted EBITDA to Cash Flows From Operating Activities

(In thousands; unaudited)

The most directly comparable GAAP financial measure is operating cash flow. A reconciliation of this non-GAAP measure to cash flows from operating activities for each of the periods presented is as follows:

	Three-Month Period		Twelve-Month Period
	Ended December 31,		Ended December 31,
	2019	2018	2019	2018
Consolidated adjusted EBITDA (1)	$11,056	$20,936	$41,209	$54,038
Interest expense	(3,102)	(4,349)	(13,683)	(15,743)
Interest income	752	1,088	3,353	3,973
Gain (loss) on debt extinguishment	(255)	(550)	(255)	(550)
Income tax (expense) benefit	1,107	(4,713)	(8,158)	(7,877)
Amortization of syndication contracts	(131)	(125)	(505)	(651)
Payments on syndication contracts	124	127	543	643
Non-cash stock-based compensation included in direct operating
expenses	(408)	(284)	(732)	(732)
Non-cash stock-based compensation included in corporate expenses	(1,515)	(1,792)	(3,645)	(5,055)
Depreciation and amortization	(4,236)	(4,221)	(16,648)	(16,273)
Change in fair value of contingent consideration	4,102	2,275	6,478	1,202
Non-recurring severance charge	(435)	-	(2,250)	(782)
Dividend income	171	473	918	1,475
Other income (loss)	829	565	5,994	1,187
Impairment charge	(654)	-	(32,097)	-
Impairment loss on investment	-	(1,320)	-	(1,320)
Equity in net income (loss) of nonconsolidated affiliates	(45)	(1,197)	(234)	(1,374)
Net income (loss)	7,360	6,913	(19,712)	12,161

Depreciation and amortization	4,236	4,221	16,648	16,273
Impairment charge	654	-	32,097	-
Impairment loss on investment	-	1,320	-	1,320
Deferred income taxes	(1,630)	2,670	5,311	4,612
Amortization of debt issuance costs	166	296	881	1,124
Amortization of syndication contracts	131	125	505	651
Payments on syndication contracts	(124)	(127)	(543)	(643)
Equity in net (income) loss of nonconsolidated affiliate	45	1,197	234	1,374
Non-cash stock-based compensation	1,923	2,076	4,377	5,787
(Gain) loss on disposal of property and equipment	-	-	158	-
(Gain) loss on debt extinguishment	255	550	255	550
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(2,093)	(2,683)	8,610	5,895
(Increase) decrease in prepaid expenses and other assets	2,946	1,629	2,102	(5,581)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(5,816)	(6,888)	(19,384)	(9,727)
Net cash provided by (used in ) operating activities	$8,053	$11,299	$31,539	$33,796

(1)	Consolidated adjusted EBITDA is defined on page 1.

Entravision Communications

Entravision Communications Corporation

Reconciliation of Free Cash Flow to Cash Flows From Operating Activities

(In thousands; unaudited)

The most directly comparable GAAP financial measure is operating cash flow. A reconciliation of this non-GAAP measure to cash flows from operating activities for each of the periods presented is as follows:

	Three-Month Period		Twelve-Month Period
	Ended December 31,		Ended December 31,
	2019	2018	2019	2018
Consolidated adjusted EBITDA (1)	$11,056	$20,936	$41,209	$54,038
Net, cash interest expense (1)	(2,184)	(2,965)	(9,449)	(10,646)
Dividend income	171	473	918	1,475
Cash paid for income taxes	(523)	(2,043)	(2,847)	(3,265)
Capital expenditures (2)	(4,101)	(4,729)	(25,283)	(17,006)
FCC reimbursement	829	565	5,994	1,187
Non-recurring cash severance charge	(435)	-	(2,250)	(782)
Free cash flow (1)	4,813	12,237	8,292	25,001

Capital expenditures (2)	4,101	4,729	25,283	17,006
Change in fair value of contingent consideration	4,102	2,275	6,478	1,202
(Gain) loss on disposal of property and equipment	-	-	158	-
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(2,093)	(2,683)	8,610	5,895
(Increase) decrease in prepaid expenses and other assets	2,946	1,629	2,102	(5,581)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(5,816)	(6,888)	(19,384)	(9,727)
Cash Flows From Operating Activities	$8,053	$11,299	$31,539	$33,796

(1)	Consolidated adjusted EBITDA, net interest expense, and free cash flow are defined on page 1.
(2)	Capital expenditures are not part of the consolidated statement of operations.